UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2010
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3473 (Commission File Number)	95-0862768 (IRS Employer Identification No.)

19100 Ridgewood Parkway San Antonio, Texas (Address of principal executive offices)	78259-1828 (Zip Code)
(210) 626-6000
(Registrant’s telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 30, 2010, the Board of Directors (the “Board”) of Tesoro Corporation (the “Company”) elected Gregory J. Goff as President and Chief Executive Officer of the Company and to the Company’s Board of Directors, each effective May 1, 2010. As contemplated by the Fourth Amendment to the Amended and Restated Employment Agreement with Bruce Smith, which was filed on a Form 8-K on August 4, 2009, Mr. Smith will continue to serve as the Company’s President and Chief Executive Officer until his retirement on May 1, 2010, and will continue to serve as a member of the Board of Directors and as Chairman of the Board through the Company’s Annual Meeting of Stockholders, which is scheduled to be held on June 4, 2010.
Mr. Goff, 53, has served as Senior Vice President, Commercial for ConocoPhillips Corporation (“ConocoPhillips”), an international, integrated energy company, since 2008. Mr. Goff has held various other positions at ConocoPhillips since 1981, including director and CEO of Conoco JET Nordic from 1998 to 2000; chairman and managing director of Conoco Limited, a UK-based refining and marketing affiliate, from 2000 to 2002; president of ConocoPhillips European and Asia Pacific downstream operations from 2002 to 2004; president of ConocoPhillips U.S. Lower 48 and Latin America exploration and production business from 2004 to 2006; and president of ConocoPhillips specialty businesses and business development from 2006 to 2008.
On March 30, 2010, the Company entered into an employment agreement with Mr. Goff (the “Agreement”). The Agreement provides that Mr. Goff will be employed for a three-year term commencing on May 1, 2010, with an initial annual base salary of $900,000 and a target cash bonus under the Company’s annual incentive compensation program equal to 100% of base salary. As an inducement to entering into the Agreement Mr. Goff also will receive:
•	$900,000 cash payment on May 1, 2010;

•	Unrestricted shares of the Company’s common stock with a value of $100,000, the number of such shares determined based on the closing stock price of the Company’s common stock on May 3, 2010;

•	Restricted stock units with a value of $3,500,000, the number of such units determined based on the closing stock price of the Company’s common stock on May 3, 2010, vesting in equal installments on the first two anniversaries of the grant date;

•	Stock options valued at $250,000, the number of such options to be determined based on the fair market value of the Company’s stock on May 3, 2010, with an exercise price equal to the fair market value on May 3, 2010, vesting 30% on each of the first two anniversaries of the grant date and 40% on the third anniversary of the grant date;

•	Restricted stock with a value of $250,000, the number of such shares determined based on the closing stock price of the Company’s common stock on May 3, 2010, vesting on May 1, 2011; and

•	$250,000 cash payment on May 1, 2011.
The equity awards described above will vest 100% if Mr. Goff terminates employment due to death, total disability, without cause, with good reason or in connection with a change in control (each as defined in the Agreement). In the event Mr. Goff’s employment is terminated by the Company for cause during the term of the Agreement, the Company will seek repayment or recovery (a “clawback”) of the equity awards and cash payments described above, as appropriate.
Certain Payments upon Termination
If Mr. Goff is terminated without cause or with good reason, as defined in the Agreement, he will receive a cash payment equal to two times the sum of his base salary (as then in effect) plus the greater of his highest annual bonus earned under the applicable annual incentive compensation plan of the Company during the preceding three years or $450,000.
If Mr. Goff is terminated without cause or with good reason, as defined in the Agreement, within two years following a change in control, he will be entitled to a cash payment equal to three times the sum of his salary plus his target bonus (in each case as then in effect); plus a pro rata annual incentive bonus equal to Mr. Goff’s base salary multiplied by his annual incentive bonus target percentage, each as then in effect, pro-rated as of the effective date of the termination.
The Agreement contains further compensation and severance provisions that are consistent with the arrangements for other senior management of the Company and are described in more detail in the Agreement.
The foregoing description of the Agreement is qualified in its entirety by the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Employment Agreement between Tesoro and Gregory J. Goff dated as of March 30, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 5, 2010

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

Index to Exhibits

Index No.	Description

10.1	Employment Agreement between Tesoro and Gregory J. Goff dated as of March 30, 2010.

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